FOR:     ARTRA GROUP INCORPORATED
         500 CENTRAL AVENUE                          FOR IMMEDIATE RELEASE
         NORTHFIELD, ILLINOIS 60093
         Contact:  Mr. Robert S. Gruber, Vice President (212) 628-2554


                              ARTRA GROUP ANNOUNCES
                           LETTER OF INTENT TO ACQUIRE
                           NATIONWIDE AUCTION SYSTEMS


         Northfield, Ill., April 19, 1999 ------- ARTRA GROUP Incorporated (NYSE:ATA) today announced that it has signed a Letter of Intent to acquire Nationwide Auction Systems Corp. for an undisclosed amount in stock, cash and notes. Nationwide is a twenty year old privately held firm with gross auction revenues exceeding 80 million dollars in 1998. Nationwide Auction Systems auctions a wide array of vehicles, personal property, real estate and equipment on behalf of over 6,000 commercial and governmental clients across the United States at their six facilities located in California, Missouri, Delaware, and Georgia. Clients include municipalities, law enforcement agencies, utilities, and major corporations.

         This acquisition is in addition and complementary to the previously announced agreement to acquire Entrade.com (which includes a 25% interest in AsseTrade.com) for 2,000,000 shares of common stock and $5.4 million of funding. The acquisition is subject to the approval of the shareholders of ARTRA GROUP.

         entrade.com is a business-to-business Internet e-commerce and on-line auction company focused on providing asset disposition solutions for the utility industry and large industrial manufacturing sectors.

         asseTrade.com was established by three principal groups, two of which are industry leaders in traditional asset recovery and disposal methodologies. Henry Butcher and Michael Fox International, Inc. are ranked among the world's leading asset evaluation, recovery, disposal and consulting companies, with more than 150 years of combined experience and expertise. The principal business of asseTrade.com is a Business to Business internet Auction Company. asseTrade.com utilizes entrade's propriety internet technology for the comprehensive asset/inventory recovery, disposal, remarketing and management solutions for corporate clients.

         Robert Kohn, President of Entrade.com said, "Our Internet auction business will enhance Nationwide's position as one of the nations leading public auction companies by providing a distribution channel on the Internet for its consignees. The transaction will afford Nationwide the opportunity to expand its product line to include asset disposition solutions for its Utility and Industrial clients as well as its auto fleets. Our aim is to leverage upon this foundation to create and provide enhanced electronic commerce Internet-based business-to-business solutions for individual clients and industry sectors."

         Robert Gruber, Vice President, stated that ARTRA has fallen below certain of the New York Stock Exchange's quantitative and other continued listing criteria. ARTRA and the New York Stock Exchange have had on-going discussions concerning this lack of compliance. The New York Stock Exchange has requested, and ARTRA has provided, a definitive action plan demonstrating ARTRA's ability to achieve compliance with the New York Stock Exchange's listing standards. There can be no assurances that the New York Stock Exchange will accept ARTRA's definitive action plan and continue the listing of ARTRA's common stock. If ARTRA's definitive action plan is accepted by the New York Stock Exchange, ARTRA will be subject to on-going quarterly monitoring for compliance with the milestones contained within this plan. Failure to meet any of the quarterly plan projections could result in the suspension from trading and subsequent delisting of ARTRA.

         Statements contained in the press release which are not historical facts are forward-looking statements. Such forward-looking statements are necessary estimates reflecting the best judgment of the party making such statements based upon current information and involve a number of risks and uncertainties. Forward-looking statements contained in this press release or in other public statements of the parties should be considered in light of those factors. There can be no assurances that such factors or other factors will not affect the accuracy of such forward-looking statements.


                                       ###




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Nationwide Auction Systems Corp.  -  http://www.nationwideauction.com
Entrade.com -  http://www.entrade.com
AsseTrade.com  -  http://home.assetrade.com